Exhibit 10.1

July 16, 2010

Franklin Credit Holding Corporation
Franklin Credit Management Corporation
101 Hudson Street, 25th Floor
Jersey City, New Jersey  07302
Attention: Thomas J. Axon, Chairman

Dear Tom:

Based on our discussions in connection with a proposed sale of certain identified consumer mortgage loans (the “Loan Sale”) by Franklin Mortgage Asset Trust 2009-A (“Seller”), an indirect subsidiary of The Huntington National Bank (“Huntington”), to Vantium Capital Markets, L.P. (“Purchaser”) pursuant to a Loan Sale Agreement between such parties dated as of July 20, 2010 (the “Sale Agreement”), Huntington’s reasonable efforts to assist in a potential restructuring or spin off (the “Potential Restructuring”) by Franklin Credit Holding Corporation (“Holding”) of its ownership interests in Franklin Credit Management Corporation (“FCMC”), its wholly owned servicer subsidiary, and the entry into a servicing agreement (the “New Legacy Servicing Agreement”) between Seller and FCMC to service consumer loans that are not sold in the Loan Sale, Huntington, Holding and FCMC have agreed, in connection with the Loan Sale, the Potential Restructuring and the New Servicing Agreement, and subject to the consummation of the Sale Agreement, to the terms and conditions contained in this letter agreement and in Annex 1 attached hereto (together, the “Letter Agreement”).

You agree that the Letter Agreement is for your confidential use only and will not be disclosed by you to any person other than your accountants, attorneys, and other advisors, and then only in connection with the transactions contemplated hereby and on a confidential basis, except that you may make such public disclosures of the terms and conditions hereof as you are required by law to make, in the opinion of your counsel.

The Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.  Delivery of an executed counterpart of the Letter Agreement by telecopier or PDF shall be effective as delivery of a manually executed counterpart of the Letter Agreement.

Promptly after full execution and delivery of this Letter Agreement by all parties, the parties shall commence preparation of definitive documentation that provides for the transactions described herein.

We hereby refer to the following existing agreements:

(1) a certain Servicing Agreement dated as of March 31, 2009 (the “Existing Servicing Agreement”) by and between Franklin Mortgage Asset Trust 2009-A and Franklin Credit Management Corporation;

(2) a certain Amended and Restated Credit Agreement (Licensing) dated March 31, 2009, among The Huntington National Bank, as Administrative Agent, The Huntington National Bank, and Huntington Finance LLC, as lenders, and Franklin Credit Management Corporation and Franklin Credit Holding Corporation, as borrowers (the “Licensing Credit Agreement”);

(3) a certain Amended and Restated Credit Agreement dated March 31, 2009, among The Huntington National Bank, as Administrative Agent, The Huntington National Bank, Huntington Finance LLC, M&I Marshall & Ilsley Bank and BOS (USA) Inc., as lenders, and Franklin Credit Asset Corporation, Franklin Asset, LLC and multiple subsidiary borrowers, as borrowers (the “Legacy Credit Agreement”); and

(4) a certain Transfer and Assignment Agreement dated March 31, 2009, (the “Transfer Agreement”) among Franklin Mortgage Asset Trust 2009-A, as purchaser, Franklin Credit Asset Corporation, Franklin Credit Management Corporation, Tribeca Lending Corp., and each of their respective listed subsidiaries, as sellers.

The agreements of Huntington hereunder are made solely for the benefit of the parties hereto and may not be relied upon or enforced by any other person.  The terms and conditions of this Letter Agreement may be modified only in writing.

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Letter Agreement or the transactions contemplated hereby or the actions of Huntington in the negotiation, performance or enforcement hereof.

Please evidence your acceptance of the provisions of this Letter Agreement by signing a copy of this letter agreement and returning it to the undersigned at or before 9:00 a.m. (eastern time) on July 16, 2010, the time at which this Letter Agreement (if not so accepted prior thereto) will expire.

Very truly yours,

THE HUNTINGTON NATIONAL BANK

By:  /s/ David L. Abshier
Name: David L. Abshier
Title: Authorized Signer

FRANKLIN MORTGAGE ASSET TRUST 2009-A
By:  The Huntington National Bank, not in its individual
    capacity, but solely as a Certificate Trustee

By: /s/ James E. Schultz

Title: Vice President

ACCEPTED AND AGREED this 16th day of July, 2010

FRANKLIN CREDIT HOLDING CORPORATION

By: /s/ Thomas J. Axon
Title: Chairman and President

FRANKLIN CREDIT MANAGEMENT CORPORATION

By: /s/ Thomas J. Axon
Title: Chairman and President

Acknowledgement, Consent, and Agreement to provide Guaranty and Guarantor collateral as described in item # 5 of the Letter Agreement below, this 16th day of July, 2010.

/s/ Thomas J. Axon
Thomas J. Axon, individually

cc Kevin P. Gildea, Chief Legal Officer

Annex 1

1.
Consummation of Sale Agreement: FCMC agrees to use its best efforts to cooperate with and assist Huntington and Seller in consummating the Sale Agreement and any subsequent loan sale agreements between Seller and Purchaser, curing title, documentation, assignment, file and other issues or deficiencies until such time as Seller receives all of the payment due or potentially due to Seller as part of the purchase price and the release of any holdback amount pursuant to periods specified therefor in the Sale Agreement or any other loan sale agreements between Seller and Purchaser, and FCMC ratifies and reaffirms each of its obligations under the Transfer Agreement or the Existing Servicing Agreement in respect of any such issues or deficiencies.

2.
Reduction of Licensing Facility:  FCMC agrees on July 20, 2010 to (i) use unpledged cash to reduce the outstanding balance on the revolving line of credit under the Licensing Credit Agreement to zero, and (ii) permanently reduce such revolving line of credit to $1,000,000.

3.
Reduction of Legacy Facility:  As a result of the permanent reduction pursuant to item # 2, clause (ii) above, Huntington agrees to release $1,000,000 of cash collateral under the Licensing Credit Agreement, and the parties agree that on July 20, 2010, such released cash collateral shall be applied as a $1,000,000 voluntary payment under the terms of the Legacy Credit Agreement.  In furtherance of the foregoing, Huntington and FCMC agree to execute an amendment to the Licensing Credit Agreement to be effective as of July 20, 2010, no later than such date to incorporate the terms of items 2 and 3 hereof.

4.
Servicing Expense Settle-Up:  FCMC agrees that on July 20, 2010, it shall pay to Seller and Huntington the aggregate sum of $1,000,000.  Such payment shall be made from an offset in the amount of $1,000,000 for amounts owed to FCMC from Seller as of June 30, 2010, for unpaid servicing advances under the Existing Servicing Agreement.

5.
Spinoff of FCMC/EBITDA Payment:  As consideration for Huntington’s reasonable efforts to obtain consents to the Potential Restructuring, efforts to obtain consent of the required lenders under the Legacy Credit Agreement to the same, for its efforts in consummating the Sale Agreement, and for its execution of the New Legacy Servicing Agreement with FCMC, upon condition that (i) the Potential Restructuring is acceptable to Huntington, and the administrative agent and the required lenders under the Legacy Credit Agreement in each such party’s sole discretion, and (ii) the Potential Restructuring does not result in material tax, legal, regulatory or accounting impediments or issues for Holding or FCMC:

(A) FCMC agrees pay up to an aggregate amount of $3,000,000 to Huntington, for the benefit of the administrative agent and the lenders under the Legacy Credit Agreement, which payment shall be made through contingent semi-annual payments (the “EBITDA Payment”) equal to (i) 50% of FCMC’s GAAP EBITDA for each period, for the first 18 months after closing of the Sale Agreement and (ii)  70% of FCMC’s GAAP EBITDA for each period thereafter; and

(B) Thomas J. Axon agrees to continue his existing guaranty to extend to the EBITDA Payment pursuant to an amendment to his existing guaranty in form satisfactory to Huntington, which will also provide that to the extent the amount of the EBITDA Payment received from FCMC in respect of any semi-annual period as calculated pursuant to subparagraph (A) above is less than $500,000, Mr. Axon will pay any such shortfall pursuant to the guaranty.  Each such obligation of Mr. Axon will be secured and continue to be secured by the Guarantor Collateral (as defined under the Licensing Credit Agreement).  The amended guaranty agreement and collateral documents in respect of such Guarantor Collateral shall be satisfactory to Huntington, the administrative agent and the required lenders.

Notwithstanding anything to the contrary herein, the aggregate amount which the administrative agent and the lenders under the Legacy Credit Agreement shall be entitled to receive under this paragraph 5, shall not exceed $3,000,000 (the “Maximum Amount”).  Additionally, the Maximum Amount shall be reduced to the extent that any distribution made by FCMC after the date of this Letter Agreement to its shareholders results in the application of any payments to the administrative agent and the lender under the Legacy Credit Agreement.  Additionally, any payments made under this paragraph 5 shall be a credit against future amounts FCMC would otherwise be obligated to pay to the administrative agent and the lender under the Legacy Credit Agreement in respect of any distributions made by FCMC after the date of this Letter Agreement to its shareholders.

In the event that the above conditions are satisfied, Huntington agrees to use its reasonable efforts to assist Holding and FCMC in connection with such Potential Restructuring in obtaining approval of the required lenders under the Legacy Credit Agreement for such Potential Restructuring and will consent to the change of control under the Licensing Credit Agreement in connection with such Potential Restructuring.  In connection therewith, FCMC or Holding shall reimburse and hold harmless Huntington and such lenders from any reasonable expense incurred thereby in connection with any such Potential Restructuring

6.
FCMC releases all claims under the Existing Servicing Agreement with respect to the mortgage loans sold pursuant to the Loan Sale as of the date of such Loan Sale, except in respect of unpaid servicing advances for services incurred prior to June 30, 2010, minus the offset described in item 4 above.  As a further inducement to entering into this Letter Agreement, FCMC hereby represents and warrants to Seller and Huntington that FCMC has agreed with Purchaser or its designees to the terms of one or more servicing agreements for the mortgage loans being purchased pursuant to the Sale Agreement.

7.
No later than July 20, 2010, FCMC shall refund to Seller the full amount of the servicing fees paid in advance to FCMC under the Existing Servicing Agreement for the month of July 2010 and which relates to any period on or after July 1, 2010, attributable solely to the mortgage loans being sold pursuant to the Sale Agreement.

8.
Upon the consummation of the Sale Agreement, FCMC agrees that the Existing Servicing Agreement will be deemed to be terminated in all respects as of July 1, 2010, as to the mortgage loans sold pursuant to such Sale Agreement, except for FCMC’s obligations thereunder to remedy deficiencies of the type described in item # 1 above and the assistance and cooperation to be provided by FCMC pursuant to the provisions of this Letter Agreement.  No later than July 23, 2010, FCMC and Seller agree to terminate effective August 1, 2009, in all respects the Existing Servicing Agreement as to the loans which are not sold pursuant to the terms of such Sale Agreement, and to enter into the New Legacy Servicing Agreement effective as of August 1, 2010, on market terms as determined by Seller in good faith.  The New Legacy Servicing Agreement shall be terminable without cause by Seller at any time on (i) 90 days prior written notice, or (ii) in connection with the sale of some or all of the loans, at any time on 30 days prior written notice.

9.
 By the close of business on July 15, 2010, an officer of FCMC and Holding shall provide and certify that resolutions of their respective boards of directors have been adopted which approve and ratify all of the actions contemplated in this Letter Agreement.